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Exhibit 14.1      Code Of Business Conduct And Ethics For The Technology Visions
                  Group's Board Of Directors


                     CODE OF BUSINESS CONDUCT AND ETHICS FOR
                THE TECHNOLOGY VISIONS GROUP'S BOARD OF DIRECTORS

         The Technology Visions Group's Board of Directors has adopted the following Code of Business Conduct and Ethics for directors of the Company. The Code is intended to help foster the highest ethical standards, integrity and accountability; focus the Board and each director on their fiduciary responsibility for the care of the Company on behalf of the shareholders; give attention to areas of potential ethical risk and conflicts of interest; provide guidance to directors to help them recognize and deal with ethical issues; and establish reporting mechanisms.

         No code or policy can anticipate every situation that may arise. The Code is intended to serve as a source of guiding principles for directors. Directors are encouraged to bring questions about particular circumstances that may bear on one or more of the provisions of this Code to the attention of the Chairman, who may consult with inside or outside legal counsel as appropriate.

         Any director who is an employee of the Company should read this Code in conjunction with the Company's Code of Ethics for Executive Officers, which is applicable to employees.

1.       Conflict of Interest
         --------------------

         Directors shall avoid conflicts of interest with the Company. Any situation that involves, or may reasonably be expected to involve, a conflict of interest with the Company shall be disclosed promptly to the Chairman of the Board.

         A conflict of interest occurs when a director's personal interest interferes in any way, or appears to interfere, with the interests of the Company as a whole. Conflicts of interest also arise when a director or a member of his or her immediate family(1) receives improper personal benefits as a result of his or her position as a director of the Company.

         Potential conflicts which directors should avoid include:

         o RELATIONSHIP WITH THIRD PARTIES. Directors may not engage in any conduct or activities which are inconsistent with the Company's best interests or disrupt or impair the Company's relationship with any person or firm with which the Company has or proposes to enter into a business relationship.

         o GIFTS. Directors and members of their immediate families may not offer, give or accept gifts from persons or firms who deal with the Company where such gift is being made in order to influence the director's actions as a member of the Board, or where acceptance of the gift could create the appearance of a conflict of interest.


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(1) New York Stock Exchange Rule 303A (2)(b) defines "immediate family" to include a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sister-in-law and anyone (other than employees of such person) who shares such person's home.

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2.       Corporate Opportunities
         -----------------------

         Directors owe a duty to the Company and the shareholders to advance the Company's interests when the opportunity to do so arises. Directors may not: (a) take for themselves personally opportunities that are discovered through the use of Company property, information or the director's position; (b) use the Company's property, information or the director's position for personal gain; or
(c) compete with the Company, directly or indirectly, for business opportunities that the Company is pursuing.

3.       Confidentiality
         ---------------

         Directors shall maintain the confidentiality of information entrusted to them by the Company and any other confidential information that comes to them from whatever source in their capacity as a director, except when disclosure is authorized or legally required. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed.

4.       Compliance with Laws, Rules and Regulations; Fair Dealing
         ---------------------------------------------------------

         Directors shall comply with all applicable laws, rules and regulations, including insider-trading laws.

         Directors shall deal fairly with the Company's customers, suppliers, competitors and employees and shall not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing-practices.

5.       Protection and Proper Use of Company Assets
         -------------------------------------------

         Directors shall protect the Company's assets and ensure their efficient use. All Company assets shall be used for legitimate business purposes.

6.       Encouraging the Reporting of any Illegal or Unethical Behavior
         --------------------------------------------------------------

         Directors shall promote ethical behavior and provide oversight to ensure that the Company (a) encourages employees to talk to supervisors, managers and other appropriate personnel when in doubt about the best course of action in a particular situation and to report violations of laws, rules, regulations or the Company's Business Ethics Policy to appropriate personnel; and (b) informs employees that Company will not permit retaliation for reports made in good faith.

7.       Handling News About the Company
         -------------------------------

         Confidential information about the Company, including information that can be expected to have an impact on the market for the Company's stock may be released only in accordance with Company guidelines and United States securities laws. Contacts with media organizations should be handled through the Company's corporate offices.

8.       Compliance with the Code
         ------------------------

         Directors should communicate any potential concerns regarding the application of provisions of the Code promptly to the Chairman for review by the Board or by a person or persons designated by the Board. If a significant matter exists and cannot be resolved, the director should resign.

March 15, 2004